Exhibit 99.1

PRESS RELEASE
8/3/23
Carlisle Companies Announces a Dividend Increase, its 47th Consecutive Annual Increase, and Authorizes Repurchase of an Additional 7.5 Million Shares
SCOTTSDALE, ARIZONA, August 3, 2023 - Carlisle Companies Incorporated (NYSE:CSL, the “Company”) today announced that its Board of Directors approved a 13% increase in the Company’s regular quarterly dividend from $0.75 to $0.85 per share, or to $3.40 per share on an annualized basis. The dividend is payable on September 1, 2023, to shareholders of record at the close of business on August 17, 2023.
Chris Koch, Chair, President and Chief Executive Officer, said “This increase in our dividend is Carlisle’s 47th consecutive annual increase and demonstrates Carlisle’s solid financial position, favorable growth prospects and commitment to returning capital to our shareholders as part of our superior capital allocation strategies.”
The Board of Directors today also approved a new share repurchase program authorizing management to buy back up to an additional 7.5 million shares of the Company’s common stock over an indefinite period of time or until terminated by the Board. These shares will be purchased at management’s direction from time-to-time in the open market at prevailing market prices, in privately negotiated transactions, or through block trades. This authorization is in addition to the approximately 1.85 million shares remaining as of July 31, 2023 under the existing share repurchase authorization announced in February 2021.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials and Carlisle Weatherproofing Technologies – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is also a leading provider of products to the aerospace and medical technologies markets through its Carlisle Interconnect Technologies business segment. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System, Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.
Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        mpatel@carlisle.com